Wednesday 9 May 2012

Embargoed until 7am

Carphone Warehouse Group plc

Q4 Trading Update 2011-12

Reiterating Full Year Headline Earnings Guidance

•	CPW Europe

•	Growth in Q4 UK postpay volumes year-on-year and continued momentum in non-cellular revenue

•	Continued weakness in lower value prepay market resulting in total Q4 LFL revenue down by 5.5%, in line with expectations

•	Virgin Mobile France

•	Q4 revenue growth of 21%

•	Postpay customer growth resumed in March

•	Proceeds of £813 million from the disposal of Best Buy Mobile returned to shareholders

•	Full year Headline earnings expected to be in line with previous guidance

Roger Taylor, CEO, said:

“We expect to deliver full year profits for CPW Europe in line with guidance, despite the market shift from 18 to 24 month contracts, a material decline in the prepay market and a tough consumer environment. Pressure on network ARPUs as a result of regulation and the challenging consumer environment will continue. Against this, however, as the shift from 18 to 24 month contracts completes, we are starting to enjoy material benefits from our new contract terms with the network operators. We are also seeing continued payback from our investment in the roll-out of our Wireless World store format, as well as continued momentum in non-cellular product categories where we see real opportunity. Although the prepay market remains weak, we have some reason to be more optimistic about the increasing presence of smartphones in this segment in the year ahead.

Virgin Mobile France has been robust against the increased competition, seeing a return to postpay customer growth in March and delivering significant revenue growth for the quarter. Having agreed a 'full MVNO' contract with both Orange and SFR, the business can now progressively move its customer base onto this platform, bringing significant benefits. The recent launch of quad-play also provides a potentially new strategic opportunity and value-driver.”

CPW Europe (50% JV with Best Buy Co., Inc)

We grew postpay volumes in the UK and the Carphone Warehouse network price promise helped us gain share in the upgrade segment. Q4 saw similar trends to Q3, with continued weakness in the prepay market. We estimate that the overall prepay market in Q4 was down 30-40% in the UK, similar to Q3, driven by a lack of attractively-priced smartphone products in this segment, and a weak consumer environment. As a result, total like-for-like revenue followed the pattern of Q3, down 5.5%, with total connections down 19%. The consumer environment continues to be challenging in some of our mainland European markets. We are therefore focusing on scale, structure and strong cost control to help mitigate these challenges.

We see expansion into the non-cellular product category as a real opportunity as we further develop the 'connected world' offering. At present, non-cellular is still a very small part of overall revenue, yet the potential for growth presented by tablets, accessories, applications and content is significant. Last month we launched an exciting new range of smartphone and tablet accessories that work specifically with apps, named App-cessories. The range is available online and dedicated App-cessory areas are now present in selected stores, with plans for a further 150 stores across the UK in time for summer. This new range of products provides further reasons to come into our stores and encourages increased penetration within the smartphone and tablet categories.

We continue to roll out the successful Wireless World format and had 392 stores across the group as at the end of March 2012 (2011: 106). We anticipate that the large majority of UK stores will be in the new format within the next 2 to 3 years. Within this format we continue to see a promising uptake of the Geek Squad proposition, not only in assurance products but also in service capabilities in-store.

All the leases on the Best Buy UK 'Big Box' stores have now been assigned or are under option, and the majority of employees have been offered alternative roles within the business. Full year losses and exit costs are expected to be broadly in line with previous guidance.

Virgin Mobile France (47% JV with Virgin Group)

Virgin Mobile France had a successful quarter, with revenue growth of 21% reflecting year-on-year postpay growth and the first impact of termination revenues. Faced with increased levels of competition in the French market since early January, the business proved to be resilient. Approximately 70% of the Virgin Mobile France customer base is postpay, and whilst on a net basis we lost customers in January and February, by March we had resumed growth in the postpay segment. In total we lost 24,000 postpay customers during Q4 and 58,000 prepay customers (of which around 75% were inactive). As at the end of March 2012 the customer base was flat year-on-year at 1,917,000.

Going forward, the full MVNO platform with Orange and SFR will provide increased flexibility and reduced costs, as well as enabling us to enhance our consumer proposition. Virgin Mobile France also announced recently the launch of a new quad-play offer. Whilst still in its early stages, we are anticipating that this offer will attract and retain a higher value customer as we further develop our reach into the French market.

Global Connect

Best Buy Co., Inc. recently announced that it plans to have six Best Buy Mobile SWAS stores within Five Star in China by July 2012, with another eight stores planned for August. Under the Global Connect Agreement, CPW Group plc is entitled to a 20% share in incremental earnings from these SWAS stores.

Plans for new territories are currently being developed and we will make announcements on these plans in due course.

Transactions with Best Buy Co., Inc.

Shareholder approval for the disposal of our interest in Best Buy Mobile US was obtained during the quarter, with a return of £1.72 per share (totalling £813 million) to shareholders now completed.

Outlook

Looking ahead, we do not expect any significant changes in the opportunities and challenges facing the mobile industry, nor do we anticipate any change in the economic environment. However the benefit of our positioning in the connected world, the continued focus on our newly designed store format, a wider product and service proposition, and strong relationships with network partners, mean we face the future in robust shape. In Virgin Mobile France, we remain confident in our ability to grow revenue, to increase the value of our customers and to strengthen our position in the French market.

Conference call

There will be a conference call for investors and analysts at 9.00 am this morning. The call will also be broadcast on our website, www.cpwplc.com.

Dial-in details - UK/International: +44(0)20 3450 9987, USA: +1 646 254 3361, passcode 4512333.
A replay will be available until midnight, 16 May 2012.
Replay dial-in details - UK/International +44(0)20 7111 1244, USA +1 347 366 9565, passcode 4512333#.

Next announcement

The Group will publish its preliminary results for the year to 31 March 2012 on Thursday 14 June 2012, when it will also give guidance for the year to March 2013.

For further information

For analyst and institutional enquiries

Roger Taylor, CEO	07715 170 090

Nigel Langstaff, CFO	07802 210 248

Kate Ferry, IR Director	07748 933 206

For media enquiries

Shane Conway, Head of PR, Best Buy Europe	07932 199 659

Anthony Carlisle (Citigate Dewe Rogerson)	07973 611 888

020 7638 9571

Further operating information

CPW Europe (100% basis)

Revenue	13 weeks to 31 March 2012	52 weeks to 31 March 2012
Like-for-like	(5.5)%	(4.6)%

Connections (000s)	13 weeks to 31 March 2012			52 weeks to 31 March 2012
	2012	2011	% change	2012	2011	% change
CPW Europe*	2,022	2,496	(19.0)%	9,780	11,359	(13.9)%
*Excluding Phone House Belgium and Best Buy UK, which were respectively sold and closed during the year.

Store numbers

	At 31 March 2012
CPW Europe	2012	2011	% change
Own stores
- Continuing business	2,055	2,103	(2.3)%
- Phone House Belgium	—	83
Franchises	338	243	39.1%
Total stores	2,393	2,429	(1.5)%

Virgin Mobile France (100% basis)

	At 31 March 2012
	2012	2011	% change
Customer base (000's)	1,917	1,917	—

	3 months to 31 March 2012			12 months to 31 March 2012
	2012	2011	% change	2012	2011	% change
Revenue (€'m)	125	104	20.7%	453	386	17.5%

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